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                                                                       EXHIBIT 4

                            CERTIFICATE OF ADJUSTMENT
                             TO THE RIGHTS AGREEMENT
                 DATED AS OF JULY 24, 1996 ("RIGHTS AGREEMENT")
                              BETWEEN ALLETE, INC.
      (FORMERLY MINNESOTA POWER, INC. AND MINNESOTA POWER & Light Company)
                                     AND THE
                CORPORATE SECRETARY OF ALLETE, INC., RIGHTS AGENT


          The undersigned, Deborah A. Amberg, Vice President, General Counsel and Secretary of ALLETE, Inc., a Minnesota corporation (the "Company"), does hereby certify, pursuant to Section 12(a) of the Rights Agreement, that:

          (1) At 12:00 p.m. Eastern Time on September 20, 2004 (the "Effective Date"), for shareholders of record on September 13, 2004, the Company engaged in a one-for-three reverse stock split of the Company's common stock, no par value.

          (2) Pursuant to Section 11(n) of the Rights Agreement, as of the Effective Date, each preferred share purchase right (a "Right") entitles the registered holder, until the earlier of the close of business on July 23, 2006 or the redemption or exchange of the Rights, to purchase from the Company one-and-a-half of one one-hundredth (three two-hundredth) of a share of Serial Preferred Stock A, without par value, of the Company ("Preferred Stock") at an exercise price of $90.00 per one one-hundredth ($135.00 per three two-hundredth) of a share of Preferred Stock.

          IN WITNESS WHEREOF, the undersigned has hereunto signed her name this 21st day of September, 2004.


                                        ALLETE, INC.


                                        By:        /s/ Deborah A. Amberg
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